Exhibit 99.1

RPM REPORTS FISCAL 2013 FIRST-QUARTER RESULTS

•	Sales increase 6%

•	Diluted earnings per share up 8.5%, excluding one-time adjustments

•	Earnings guidance raised for FY 2013, excluding one-time adjustments

Medina, Ohio – October 3, 2012 – RPM International Inc. (NYSE: RPM) today reported its financial results for its fiscal 2013 first quarter ended August 31, 2012 and raised its earnings guidance for the full fiscal year, excluding one-time adjustments.

First-Quarter Results

Fiscal 2013 first-quarter net sales of $1.05 billion increased 6.2% over the $985.9 million reported a year ago. Including one-time adjustments, consolidated EBIT for the fiscal 2013 first quarter was $83.5 million compared to $136.5 million a year ago. First-quarter net income after one-time adjustments was $33.9 million, or $0.26 per diluted share, compared to $76.8 million, or $0.59 per diluted share, in the fiscal 2012 first period. Excluding one-time adjustments, consolidated EBIT was $139.8 million, up 2.4% from the fiscal 2012 first quarter. Net income of $84.8 million excluding adjustments was up 10.4% from a year ago. First-quarter diluted earnings per share, excluding adjustments was $0.64, an 8.5% increase over the $0.59 reported last year.

During the quarter, the company incurred a one-time, non-cash charge of $45.3 million for the write-down of its investments in Kemrock Industries and Exports Limited in India, based on deteriorating local economic conditions and their impact on Kemrock’s stock price and operating performance. The company also incurred an $11.0 million charge in the roofing division at RPM’s Building Solutions Group, principally associated with the strategic decision to exit certain unprofitable contracts outside of North America in order to better focus on the company’s successful core roofing business in the U.S. and Canada.

“First-quarter operating results were on plan, with both our industrial and consumer segments posting increases in sales and EBIT, prior to the one-time adjustments that impacted the industrial segment. Most of our operating units are seeing growth in unit volume, pricing improvement and a stabilization of raw material prices,” stated Frank C. Sullivan, chairman and chief executive officer.

First-Quarter Segment Sales and Earnings

RPM’s consumer segment reported a 7.7% increase in sales to $343.4 million from $318.9 million in the fiscal 2012 first quarter. Organic sales were up 6.1%, including 5.3% in volume growth and 2.4% from pricing, partially offset by 1.6% in foreign exchange translation losses. Acquisition growth added 1.6%. Consumer segment EBIT improved 14.2% to $58.8 million in the fiscal 2013 first quarter from $51.5 million in the same period a year ago, driven primarily by higher sales volume and improved leverage on selling, general and administrative expenses.

“Our consumer segment performed well in the quarter, with a solid sales increase driven by higher volume resulting from continued market share gains and increased traction for newer, innovative products with higher selling prices than our conventional consumer offerings. The segment is also benefiting from the gradual recovery of the U.S. housing market,” Sullivan stated.

RPM Reports Fiscal 2013 First-Quarter Results

October 3, 2012

The company’s industrial segment sales, including adjustments, improved 5.4%, to $703.3 million from $667.0 million a year ago, with 1.0% in volume improvement, 1.8% in pricing increases, and acquisition growth of 8.1%, all of which were partially offset by 5.5% in foreign exchange losses. Including adjustments, industrial segment EBIT declined 16.8% to $76.9 million. Excluding one-time adjustments, first-quarter sales increased 5.9% to $706.2 million and EBIT increased 5.6% to $97.7 million from $92.5 million in the fiscal 2012 first quarter.

“We are seeing gradual improvement in North American commercial construction, which affects about 30% of our industrial segment and which is still considerably below its pre-recession peak. Other industrial businesses showing strength included Carboline corrosion control and fireproofing products, Stonhard high-performance polymer flooring and several of our North American-based RPM2 companies. Our European-based businesses are down in sales year-over-year due to general weakness in European markets, combined with unfavorable foreign exchange translation. In contrast to our other major North American based businesses, our roofing division is also suffering year-over-year declines,” stated Sullivan.

Cash Flow and Financial Position

During the fiscal 2013 first quarter, cash from operations was $17.7 million, up from $7.5 million a year ago. Capital expenditures were $12.7 million in the quarter, compared to $4.9 million in the year-ago period. Depreciation was $13.3 million during the first quarter of fiscal 2013, compared to $13.0 million for the same period last year.

Total debt at August 31, 2012 of $1.2 billion compares to $1.1 billion at May 31, 2012 and $1.1 billion at the end of last year’s first quarter. Net (of cash) debt-to-total capital was 43.5%, versus 36.0% at the end of last year’s first quarter and 40.3% at the end of the prior fiscal year. Liquidity, including cash, was $870.8 million, compared to $834.3 million a year ago and $813.1 million at May 31, 2012.

“RPM’s strong cash and liquidity position gives us confidence to continue to support a growing cash dividend, as well as a vigorous acquisition program, which has added companies generating more than $410 million in annual sales to the RPM family of companies since the beginning of fiscal 2012,” Sullivan stated. “Our debt-to-total capital ratio remains at the low end of our historic norms, and we are continuing to pursue acquisitions that complement our core competencies.”

Recent Acquisitions Boost Sales, Broaden Product Lines and Extend Geographic Reach

“During the first four months of fiscal 2013, we acquired three companies with annual sales approximating $225 million. Moreover, through them, we added a significant product line extension to our consumer offerings, established a strong foothold in one of the world’s largest geographic markets and entered an entirely new product category,” Sullivan stated. Acquisitions, all of which are expected to be accretive to earnings within one year, included:

•

Synta, Inc., a producer and marketer of innovative and unique exterior wood deck and concrete restoration systems sold through leading national home centers and marketed under the brands of Deck Restore and Concrete Restore. The company’s products also include a craft coatings line. Synta, which was acquired by RPM’s Rust-Oleum Group on September 21, 2012, has annualized sales expected to exceed $40 million, and is based in Clarkston, Ga.

•

Kirker Enterprises, Inc., a leading manufacturer of nail care enamels, coatings components and related products for the personal care industry, which was acquired by the RPM2 Group on September 5, 2012. Based in Patterson, N.J., Kirker has annual sales of more than $100 million.

RPM Reports Fiscal 2013 First-Quarter Results

October 3, 2012

•

Viapol Ltda., a leading Brazilian manufacturer and marketer of building materials and construction products, which was acquired on June 19, 2012 and is operating as part of The Euclid Chemical Group, a unit of RPM’s Building Solutions Group. Viapol, with annual sales of approximately $85 million, offers products that include rolled asphalt roofing materials, waterproofing systems, concrete admixtures, industrial epoxy flooring systems, and retail paints, varnishes and stains. From its base in Cacapava, Brazil, Viapol serves the largest economy in South America and sixth largest in the world.

Business Outlook

“Based on our first-quarter results and outlook, we are increasing our fiscal 2013 sales guidance issued with our fiscal 2012 year-end earnings release on July 23, 2012, which anticipated consolidated sales growth in a range of 5% to 10%, to a consolidated sales increase of 8% to 10%. Our earnings guidance at that time was also in the range of 5% to 10%. We now expect net income and diluted earnings per share for fiscal 2013 to increase between 9% and 12%, or $1.80 to $1.85 per share, prior to one-time adjustments, as a result of continued robust growth in North America, recent acquisitions and more favorable foreign currency comparisons during the back half of this fiscal year,” stated Sullivan.

Webcast and Conference Call Information

Management will host a conference call to further discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 800-510-0178 or 617-614-3450 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EDT today until 11:59 p.m. EDT on October 10, 2012. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 47920564. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations and planning, at 330-273-5090 or bslifstein@rpminc.com.

# # #

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based

RPM Reports Fiscal 2013 First-Quarter Results

October 3, 2012

materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2012, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	AS REPORTED Three Months Ended August 31, 2012	One-Time Adjustments		AS ADJUSTED Three Months Ended August 31, 2012	Three Months Ended August 31, 2011
Net Sales	$1,046,714	$2,878		$1,049,592	$985,918
Cost of sales	612,834	(2,541)		610,293	576,292

Gross profit	433,880	5,419	(1)	439,299	409,626
Selling, general & administrative expenses	310,940	(10,588	)(2)	300,352	273,943
Interest expense	18,430			18,430	17,806
Investment (income), net	(6,974)			(6,974)	(24)
Other expense (income), net	39,422	(40,273	)(3)	(851)	(803)

Income before income taxes	72,062	56,280		128,342	118,704
Provision for income taxes	34,195	3,768		37,963	35,364

Net income	37,867	52,512		90,379	83,340
Less: Net income attributable to noncontrolling interests	3,954	1,606		5,560	6,529

Net income attributable to RPM International Inc. Stockholders	$33,913	$50,906		$84,819	$76,811

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.26	$0.38		$0.64	$0.59

Diluted	$0.26	$0.38		$0.64	$0.59

Average shares of common stock outstanding—basic	128,805	128,805		128,805	128,094

Average shares of common stock outstanding—diluted	129,570	129,570		129,570	128,628

(1)	Represents an adjustment for revised cost estimates in the Roofing Division of RPM's Building Solutions Group in conjunction with unprofitable contracts outside of North America.
(2)	Adjustment includes $5,588 in Roofing exit costs and $5,000 of charges relating to Kemrock investment write-downs at RPM’s Performance Coatings Group.
(3)	Write-downs of Kemrock investments, including $35,538 at Corporate and $4,735 at RPM's Performance Coatings Group.

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	AS REPORTED Three Months Ended August 31, 2012	One-Time Adjustments	AS ADJUSTED Three Months Ended August 31, 2012	Three Months Ended August 31, 2011
Net Sales:
Industrial Segment	$703,335	$2,878	$706,213	$667,016
Consumer Segment	343,379		343,379	318,902

Total	$1,046,714	$2,878	$1,049,592	$985,918

Income Before Income Taxes (a):
Industrial Segment
Income Before Income Taxes (a)	$74,304	$20,742	$95,046	$91,546
Interest (Expense), Net (b)	(2,608)		(2,608)	(917)

EBIT (c)	$76,912	$20,742	$97,654	$92,463

Consumer Segment
Income Before Income Taxes (a)	$58,788	$—	$58,788	$51,512
Interest (Expense), Net (b)				36

EBIT (c)	$58,788	$—	$58,788	$51,476

Corporate/Other
(Expense) Before Income Taxes (a)	$(61,030)	$35,538	$(25,492)	$(24,354)
Interest (Expense), Net (b)	(8,848)		(8,848)	(16,901)

EBIT (c)	$(52,182)	$35,538	$(16,644)	$(7,453)

Consolidated
Income Before Income Taxes (b)	$72,062	$56,280	$128,342	$118,704
Interest (Expense), Net (b)	(11,456)		(11,456)	(17,782)

EBIT (c)	$83,518	$56,280	$139,798	$136,486

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(b)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.
(c)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets' analysis of our segments' core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

	August 31, 2012	August 31, 2011	May 31, 2012
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$257,382	$373,355	$315,968
Trade accounts receivable	787,174	752,035	772,048
Allowance for doubtful accounts	(26,874)	(27,030)	(26,507)

Net trade accounts receivable	760,300	725,005	745,541
Inventories	525,323	495,830	489,978
Deferred income taxes	20,083	17,686	19,868
Prepaid expenses and other current assets	231,773	243,467	239,982

Total current assets	1,794,861	1,855,343	1,811,337

Property, Plant and Equipment, at Cost	1,094,665	1,010,855	1,050,965
Allowance for depreciation and amortization	(648,961)	(623,416)	(632,133)

Property, plant and equipment, net	445,704	387,439	418,832

Other Assets
Goodwill	954,969	842,431	849,346
Other intangible assets, net of amortization	380,624	320,082	345,620
Other	95,649	111,798	134,885

Total other assets	1,431,242	1,274,311	1,329,851

Total Assets	$3,671,807	$3,517,093	$3,560,020

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$347,245	$335,453	$391,467
Current portion of long-term debt	3,097	2,343	2,584
Accrued compensation and benefits	115,599	112,789	166,178
Accrued loss reserves	56,056	55,023	54,652
Other accrued liabilities	184,325	177,684	144,911

Total current liabilities	706,322	683,292	759,792

Long-Term Liabilities
Long-term debt, less current maturities	1,199,513	1,103,078	1,112,952
Other long-term liabilities	350,511	232,904	346,967
Deferred income taxes	45,861	62,082	26,326

Total long-term liabilities	1,595,885	1,398,064	1,486,245

Total liabilities	2,302,207	2,081,356	2,246,037

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 132,013; 131,131; 131,555)	1,320	1,311	1,316
Paid-in capital	748,912	739,181	742,895
Treasury stock, at cost	(69,740)	(62,765)	(69,480)
Accumulated other comprehensive (loss)	(146,701)	(5,810)	(177,893)
Retained earnings	692,449	632,422	686,818

Total RPM International Inc. stockholders’ equity	1,226,240	1,304,339	1,183,656
Noncontrolling interest	143,360	131,398	130,327

Total equity	1,369,600	1,435,737	1,313,983

Total Liabilities and Stockholders’ Equity	$3,671,807	$3,517,093	$3,560,020

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,
	2012	2011
Cash Flows From Operating Activities:
Net income	$37,867	$83,340
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,330	13,009
Amortization	6,028	5,110
Impairment loss on investment in Kemrock	40,273
Other-than-temporary impairments on marketable securities
Deferred income taxes	1,874	(1,374)
Stock-based compensation expense	3,873	3,125
Other	(443)	(83)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) in receivables	(1,095)	(4,211)
(Increase) in inventory	(30,666)	(27,113)
Decrease (increase) in prepaid expenses and other current and long-term assets	8,167	(6,370)
(Decrease) in accounts payable	(50,100)	(27,069)
(Decrease) in accrued compensation and benefits	(54,142)	(45,873)
Increase (decrease) in accrued loss reserves	820	(2,622)
Increase in other accrued liabilities	47,799	14,818
Other	(5,851)	2,789

Cash From Operating Activities	17,734	7,476

Cash Flows From Investing Activities:
Capital expenditures	(12,702)	(4,913)
Acquisition of businesses, net of cash acquired	(141,203)	(35,914)
Purchase of marketable securities	(55,744)	(11,315)
Proceeds from sales of marketable securities	49,320	13,821
Other	17,255	915

Cash (Used For) Investing Activities	(143,074)	(37,406)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	147,547	7,391
Reductions of long-term and short-term debt	(63,193)	(10,824)
Cash dividends	(28,281)	(27,424)
Repurchase of stock	(260)	(204)
Exercise of stock options	803	1,205

Cash Provided By (Used For) Financing Activities	56,616	(29,856)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	10,138	(1,870)

Net Change in Cash and Cash Equivalents	(58,586)	(61,656)
Cash and Cash Equivalents at Beginning of Period	315,968	435,011

Cash and Cash Equivalents at End of Period	$257,382	$373,355